Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Baudax Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01	457(h)	17,753(2)	$27.70(3)	$491,758.10(3)	0.0000927	$45.59

Equity	Common Stock, par value $0.01	457(c) and 457(h)	5,593(4)	$1.70(5)	$9,508.10(5)	0.0000927	$0.89

Total Offering Amounts					$501,266.20		$46.48

Total Fee Offsets(6)							—

Net Fee Due							$46.48

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 (the “Common Stock”) of Baudax Bio, Inc. (the “Registrant”) issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)

Represents shares of Common Stock that are issuable upon the exercise of non-qualified stock option awards granted between granted to certain employees of the Registrant as an inducement material to their acceptance of employment with the Registrant (the “Inducement Option Awards”) (which amount takes into account the Registrant’s one-for-35 reverse stock split that became effective on February 16, 2022).

(3)

This estimate is made pursuant to Rule 457(h) of the Securities Act. The price shown is based upon the weighted average exercise prices of the Inducement Option Awards (which amount takes into account the Registrant’s one-for-35 reverse stock split that became effective on February 16, 2022).

(4)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the common stock on the Nasdaq Capital Market on March 11, 2022.

(5)

Represents shares of Common Stock that are issuable upon the settlement of restricted stock unit awards granted between granted to certain employees of the Registrant as an inducement material to their acceptance of employment with the Registrant (the “Inducement RSUs”) (which amount takes into account the Registrant’s one-for-35 reverse stock split that became effective on February 16, 2022).

(6)	The Registrant does not have any fee offsets.